Exhibit 6.32

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) effective as of October 11, 2024, is by and between RoyaltyTraders LLC, a Delaware limited liability company (“RoyaltyTraders”), and RT 2 LLC, a Delaware limited liability company (“RT2”).

WHEREAS, RT2 carries on the business of certain staffing, technological administrative, and marketing/sales support services (support services to its affiliates;

WHEREAS, RoyaltyTraders desires to engage RT2 to provide to RoyaltyTraders the use of staff, technology, administration and marketing/sales functions (support services) necessary to operate the business of RoyaltyTraders, and RT2 desires to be so engaged, in each case, on the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SUPPORT BUSINESS

1.1	Agreement to Provide Support Services. RT2 hereby agrees to provide to RoyaltyTraders access to staff, technology, administration and marketing/sales support functions under the direction of the Manager as such services are necessary for RoyaltyTraders to carry out its business. RoyaltyTraders will utilize the support services as follows:

1.1.1	Engage staff and contractors for use in business operations including technological support, administrative support, and marketing/sales support as shall be made available by RT2;

1.1.2	Utilize the technology platform of RT2 so as to conduct offerings of Royalty Share Units and/or other securities that it may choose to offer;

1.1.3	Utilize any other software for which RT2 holds license to in support of the above listed business functions;

1.1.4	Utilize the platform for disseminating RoyaltyTraders owned marketing materials that RoyaltyTraders produces for its offerings;

1.1.5	Maintain all appropriate records with respect to the utilization of such services; and;

1.1.6	Otherwise comply with all applicable federal, state and local laws.

1.2	Payment for Services. In consideration for the services to be provided by RT2, RoyaltyTraders shall pay to RT2, not later than ten (10) business days after month end, the fully burdened cost to RT2 of providing the services, which shall be twenty percent (20%) of monthly net income earned and recorded by RoyaltyTraders.

1.3	RoyaltyTraders Responsibilities. In addition to the payments in accordance with Section 1.02 above, RoyaltyTraders shall be responsible for the following;

1.3.1	RoyaltyTraders shall maintain sole ownership of and responsibility for the compliance of any marketing assets produced by RT2 under this support agreement and adherence to all applicable laws and regulations governing the use and dissemination of such marketing assets in relation to any offerings filed by RoyaltyTraders under Regulation A+.

ARTICLE II

ADDITIONAL TERMS

2.1	Services to be Provided. The parties agree that the services to be provided by RT2 may be revised from time to time, as agreed between them and evidenced by their mutual written consent.

2.2	Representatives. Each party shall appoint from time to time an individual who shall be responsible for all matters under this Agreement, and upon whom the party shall be entitled to fully rely on any instruction, statement, materials, information or approval given to it by such representative. The initial representative for RT2 shall be Alex Guiva, Member/Manager and the initial representative for RoyaltyTraders shall be Sean Peace, Member/Manager. Either party may change its representative at any time by written notice to the other party.

2.3	Covenants of RoyaltyTraders. In connection with the provision of the Services by RT2, RoyaltyTraders covenants and agrees as follows:

2.3.1	To fully cooperate with RT2 with respect to all matters contemplated by or within the scope of this Agreement that are necessary to further the provision of the services by RT2, including providing RT2 with all such information and documentation reasonably requested by RT2; and RoyaltyTraders represents and warrants to RT2 that all such materials and documents shall be true and accurate as of the date of their delivery to RoyaltyTraders; and

2.3.2	To pay on or before the due date thereof all amounts payable by RoyaltyTraders pursuant to any provision of this Agreement.

2.4	Covenants of RoyaltyTraders 2. In connection with the provision of services by RT2, RT2 covenants and agrees as follows:

2.4.1	To fully cooperate with RoyaltyTraders with respect to all matters contemplated by or within the scope of this Agreement that are necessary to further the provision of services to RoyaltyTraders, including providing RoyaltyTraders with all such information and documentation reasonably necessary for determining amounts payable under this Agreement; and RT2 represents and warrants to RoyaltyTraders that all such materials and documents shall be true and accurate as of the date of their delivery to RoyaltyTraders.

ARTICLE III

TERM OF AGREEMENT; TERMINATION

3.1	Term. The term of this Agreement shall commence on the date hereof and shall continue indefinitely unless terminated as provided below.

3.2	Termination. This Agreement may be terminated by (i) the mutual written agreement of the Managers of RT2 and RoyaltyTraders.

3.3	Procedure Upon Termination. In the event of a termination of this Agreement;

3.3.1	RoyaltyTraders will pay to RT2 as and when due all amounts payable hereunder for services performed and amounts accrued through the effective date of the termination;

3.3.2	All confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with Section 4.1 below; and

3.3.3	Neither party hereto shall have any liability or further obligation to the other party to this Agreement except to the extent that either RoyaltyTraders or RT2 is in default or has breached any of its obligations hereunder or with respect to any liability that otherwise expressly survives the termination of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1	Confidentiality. The parties agree that they will keep this Agreement and any materials shared between the parties strictly confidential except to the extent that disclosure may be required by applicable law and except that it may be disclosed by either of them to (i) their directors, officers, employees and principals, (ii) their legal counsel, accountants and contractors, (iii) their lenders, and (iv) such other persons as the other party may, in its sole discretion, approve in writing. The parties will inform such persons to whom information concerning this Agreement is disclosed of the confidential nature of this Agreement and will direct them to keep this Agreement in the strictest confidence. The provisions of this Section 4.01 shall survive termination of this Agreement. Notwithstanding the foregoing, the parties agree that, upon request of either of them, they shall agree to the language and dissemination of a press release and any ongoing publication regarding the relationship established under this Agreement.

4.2	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes all prior or contemporaneous agreements, understandings, representations and warranties of such parties (whether oral or written, express or implied). No promise, inducement, representation or agreement, other than as expressly set forth herein has been made to or by either of the parties.

4.3	Waiver. No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No failure to exercise, no delay in exercising, no course of dealing with respect to, and no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

4.4	Severability. If any portion of this Agreement is held to be invalid, void or unenforceable for any reason, the remaining provisions of this Agreement shall be given full force and effect, as though the invalid, void or unenforceable provision had never been contained herein, provided, however, that if the invalid portion can be reformed by a court of competent jurisdiction, it shall be so reformed and enforced to the maximum extent permitted by law.

4.5	Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement. Signatures may be exchanged by telecopy or by e-mail, with original signatures to follow. Each party shall be bound by its own telecopied or e-mailed signature and shall accept the telecopied or e-mailed signature of the other party hereto.

4.6	Assignment. Neither party may assign or transfer this Agreement in whole or in part without obtaining the prior written consent of the other party, in their sole and absolute discretion.

4.7	No Personal Liability. No shareholder, trustee, partner, member, beneficiary, director, officer, manager, security holder, employee, agent, representative or other person acting for or on behalf of any party shall have any personal liability for any obligations entered into for or on behalf of such party, and the assets of any such person shall not be subject to any claims or actions relating to any obligations of such party. This Section 4.07 shall survive the termination of this Agreement.

4.8	Relationship of the Parties. RT2 and RoyaltyTraders are both subsidiary LLCs of SAJA LLC, a Delaware Limited Liability Company. Each party’s obligation to the other is solely as set forth in the express terms and provisions of this Agreement. Except as expressly set forth to the contrary herein, each party is acting on its own behalf, and not as the agent or representative of the other, and neither party shall represent themselves as such to any third party.

4.9	Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any principles regarding conflict of laws.

4.10	Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise expressly provided in this Agreement, shall be sent by (i) personal delivery, (ii) reputable overnight courier, (iii) certified mail, or (iv) facsimile transmission or as an attachment to electronic mail to the appropriate party at the address specified below:

If to RT2, to:

1053 East Whitaker Mill

Road Suite 115

Raleigh, NC 27604

If to RoyaltyTraders, to:

1053 East Whitaker Mill

Road Suite 115

Raleigh, NC 27604

Or to such other address or addresses as any such party may from time to time designate as to itself by like notice. All notices sent by a party under this Agreement shall be deemed to have been received by the party to whom such notice is sent upon delivery to the address provided.

4.11	Further Assurances. The parties shall execute and deliver such documents and instruments and take such further actions as may be reasonably necessary or required to give full force and effect to this Agreement.

4.12	Modifications, Approvals and Consents. No amendment, modification or waiver of, and no consent or approval with respect to, any provision of this Agreement will be effective unless in writing executed by the party against whom such amendment, modification, waiver consent or approval is sought to be enforced, and any such waiver or consent or approval will be effective only in the specific instance and for the specific purpose given.

4.13	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, legal and personal representatives, successors and permitted assigns of the parties, as applicable.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed the Agreement the day and year first written above.

RT 2 LLC

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Manager

By:	/s/ Alexander Guiva
Name:	Alexander Guiva
Title:	Manager

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Manager

By:	/s/ Alexander Guiva
Name:	Alexander Guiva
Title:	Manager